Shareholder meeting results (Unaudited)

December 18, 2009 meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class*, as follows:

      			Votes for	Votes withheld
Ravi Akhoury 		2,566,689,700 	3,929,918
Jameson A. Baxter 	2,566,704,258	3,915,360
Charles B. Curtis 	2,566,702,967 	3,916,651
Robert J. Darretta 	2,566,745,632 	3,873,986
Myra R. Drucker 	2,566,694,748 	3,924,870
John A. Hill 		2,566,712,158 	3,907,460
Paul L. Joskow 		2,566,754,802 	3,864,816
Elizabeth T. Kennan 	2,566,690,713 	3,928,905
Kenneth R. Leibler 	2,566,733,552 	3,886,066
Robert E. Patterson 	2,566,763,419 	3,856,199
George Putnam, III 	2,566,693,850 	3,925,768
Robert L. Reynolds 	2,566,757,540 	3,862,078
W. Thomas Stephens 	2,566,760,127 	3,859,491
Richard B. Worley 	2,566,734,621 	3,884,997

* Reflects votes with respect to the election of Trustees by funds of the Trust through January 15, 2010.

100 Fund

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes For 	Votes against 	Abstentions 	Broker non votes
2,832,017 	38,847 		141,471 	1,141,853

A proposal to amend the fundamental investment restrictions with respect to investments in commodities was approved as follows:

Votes For 	Votes against 	Abstentions 	Broker non votes
2,704,663 	76,917 		230,756 	1,141,852

300 Fund

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes For 	Votes against 	Abstentions 	Broker non votes
6,420,360 	156,999 	442,338 	3,171,171

A proposal to amend the fundamental investment restrictions with respect to investments in commodities was approved as follows:


Votes For 	Votes against 	Abstentions 	Broker non votes
6,500,888 	164,497 	354,312 	3,171,171

All tabulations are rounded to the nearest whole number.